      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 2000

                                                      REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                GERON CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

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           DELAWARE                                              75-2287752
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

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                             230 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 473-7700
--------------------------------------------------------------------------------
               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                                THOMAS B. OKARMA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                GERON CORPORATION
                             230 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 473-7300
--------------------------------------------------------------------------------
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

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                                   Copies to:

                                   ----------

                             Alan C. Mendelson, Esq.
                                Latham & Watkins
                             135 Commonwealth Drive
                          Menlo Park, California 94025
                                 (650) 328-4600

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          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

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     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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                       CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                     AMOUNT TO       PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
       TITLE OF SECURITIES               BE           OFFERING PRICE        AGGREGATE        REGISTRATION
         TO BE REGISTERED          REGISTERED(1)        PER SHARE         OFFERING PRICE          FEE
---------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.001 per share                2,086,951 shares        $30.35(2)         $63,338,962.85       $16,721.49
=========================================================================================================

(1) Includes shares which may be offered by the selling stockholder pursuant to this registration statement issuable upon conversion of $25,000,000 of Series D zero coupon convertible debentures and warrants exercisable to purchase 834,836 shares of common stock. For purposes of estimating the number of shares of common stock to be included in this registration statement, Geron calculated 125% of the number of shares of common stock issuable upon conversion of the debentures and exercise of the warrants at their current conversion and exercise prices, respectively, which number represents Geron Corporation's good faith estimate of the number of shares of common stock issuable upon conversion of the debentures and exercise of the warrants. Also includes an indeterminate number of shares issuable upon conversion of the Series D zero coupon convertible debentures and exercise of the warrants solely by reason of stock splits, stock dividends and similar transactions in accordance with Rule 416.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the common stock on July 5, 2000, which was approximately $30.35 per share.

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE
 A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT
    SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
                 PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                              SUBJECT TO COMPLETION

                               DATED JULY 7, 2000

                                GERON CORPORATION

                                1,669,561 SHARES

                                 OF COMMON STOCK

     The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     The selling stockholder is offering up to 1,669,561 shares of Geron Corporation common stock.

     The selling stockholder will determine the price of the common stock independent of Geron. Our common stock trades on the Nasdaq National Market under the symbol GERN. On July 5, 2000, the last reported sale price of our common stock was $30.25 per share.

     We will not be paying any underwriting discounts or commissions in this offering.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                   Subject to completion, dated July 7, 2000.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Information About Geron....................................................  1
Recent Development.........................................................  1
Risk Factors...............................................................  2
You Should Not Rely on Forward-Looking Statements
  Because They Are Inherently Uncertain.................................... 18
Where Can You Find More Information.......................................  19
Use of Proceeds...........................................................  20
Selling Stockholder.......................................................  21
Plan of Distribution......................................................  23
Legal Matters.............................................................  24
Experts...................................................................  24

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                             INFORMATION ABOUT GERON

     We are a biopharmaceutical company focused on discovering, developing and commercializing therapeutic and diagnostic products for applications in oncology, research tools for drug discovery and regenerative medicine. Our product development programs are based on three patented, independent and synergistic technologies: telomerase, human pluripotent stem cells and nuclear transfer. Telomeres are the ends of chromosomes that protect chromosomes from degradation and act as a molecular clock of cellular aging. Telomerase is an enzyme that restores telomere length and rewinds the molecular clock, thereby extending the cell's ability to multiply or replicate. By activating telomerase, we seek to increase the lifespan of normal cells which have prematurely aged in the body to treat certain chronic degenerative diseases. Conversely, by inhibiting telomerase using small molecules, we hope to kill cancer cells where telomerase is abnormally turned on and to diagnose cancer by measuring telomerase activity. Human pluripotent stem cells can develop and differentiate into all cells and tissues in the body. As such, they are a potential source for the manufacture of replacements cells and tissues for applications in regenerative medicine. Nuclear transfer is a method for generating human cells or whole animals from genetic material derived solely from the nucleus of a single cell obtained from a single individual. We intend to develop this technology to produce genetically-matched cells for use in repairing organs damaged by chronic degenerative disease that would not be rejected by the patient's immune system.

     We were incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 230 Constitution Drive, Menlo Park, California 94025 and our telephone number is (650) 473-7700. References in this prospectus to "we," "us," "our," and "Geron" refer to Geron Corporation and its subsidiaries.

                               RECENT DEVELOPMENT

     On June 29, 2000, we completed a private placement of $25 million face amount of Series D zero coupon convertible debentures and warrants to purchase up to 834,836 shares of our common stock, for an aggregate purchase price of $25 million. The debentures are convertible into common stock at the option of the holder until the date which is three years following the date of issuance at a conversion price of $29.95 per share, subject to adjustment under certain circumstances. The debentures are convertible at our option at any time following the one year anniversary of the effectiveness of this registration statement when the average closing bid price of our common stock on the Nasdaq National Market is greater than 150% of the conversion price for twenty consecutive trading days. The warrants are exercisable for common stock at the option of the holder until December 29, 2001 at an exercise price of $37.43 per share, subject to adjustment under certain circumstances. In connection with the issuance of the Series D convertible debentures, we will record approximately $616,000 in interest expense in June 2000 for the difference between the fair market value of the Geron common stock on the date of the closing and the conversion price of the debentures. In addition, in June 2000, we will record the value of the warrants issued with the debentures as a credit to additional-paid-in capital and the offsetting debit to interest expense. Under the terms of the private placement, we agreed to file a registration statement on Form S-3 to cover the shares of common stock issuable upon conversion of the debentures and exercise of the warrants.

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Any of these risks could materially adversely affect our business, operating results and financial condition.

     OUR BUSINESS IS AT AN EARLY STAGE OF DEVELOPMENT AND WE MAY NOT DEVELOP ANY PRODUCTS THAT REACH CLINICAL TRIALS

     The study of the mechanisms of cellular aging and cellular immortality, including telomere biology and telomerase, the study of human pluripotent stem cells, and the process of nuclear transfer are relatively new areas of research. Our business is at an early stage of development. We have not yet produced any products that have progressed to clinical trials and we may never do so. Our ability to produce products that progress to clinical trials is subject to our ability to, among other things:

     - continue to have success with our research and development efforts;

     - select therapeutic compounds for development;

     - obtain the required regulatory approvals; and

     - manufacture and market resulting products.

     If and when potential lead drug compounds or product candidates are identified through our research programs, they will require significant preclinical and clinical testing prior to regulatory approval in the United States and elsewhere. In addition, we will also need to determine whether any of these potential products can be manufactured in commercial quantities at an acceptable cost. Our efforts may not result in a product that can be marketed. Because of the significant scientific, regulatory and commercial milestones that must be reached for any of our research programs to be successful, any program may be abandoned, even after significant resources have been expended.

     WE HAVE A HISTORY OF OPERATING LOSSES AND ANTICIPATE FUTURE LOSSES; CONTINUED LOSSES COULD IMPAIR OUR ABILITY TO SUSTAIN OPERATIONS

     We have incurred net operating losses every year since our operations began in 1990. As of March 31, 2000, our accumulated deficit was approximately $110.6 million. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses over the next several years as our research and development efforts and preclinical testing activities are expanded. Substantially all of our revenues to date have been research support payments under the collaboration agreements with Kyowa Hakko and Pharmacia. The agreements provide that through 2001, Kyowa Hakko and Pharmacia will provide additional funding. We may be unsuccessful in entering into any new corporate collaboration that results in revenues. Even if we are able to obtain new collaboration arrangements with third parties the revenues generated from these arrangements will be insufficient to continue or expand our research activities and otherwise sustain our operations.

     We are unable to estimate at this time the level of revenue to be received from the sale of diagnostic products, and do not currently expect to receive significant revenues from the sale of research-use-only kits. Our ability to continue or expand our research activities and otherwise sustain our operations is dependent on our ability, alone or with others to, among other things, manufacture and market therapeutic products.

     We may never receive material revenues from product sales or if we do receive revenues, such revenues may not be sufficient to continue or expand our research activities and otherwise sustain our operations.

     WE WILL NEED ADDITIONAL CAPITAL TO CONDUCT OUR OPERATIONS AND DEVELOP OUR PRODUCTS, AND OUR ABILITY TO OBTAIN THE NECESSARY FUNDING IS UNCERTAIN

     We will require substantial capital resources in order to conduct our operations and develop our products. While we estimate that our existing capital resources, payments under the Kyowa Hakko and Pharmacia collaborative agreements, interest income and equipment financing arrangements will be sufficient to fund our current level of operations through December 2002, we cannot guarantee that this will be the case. The timing and degree of any future capital requirements will depend on many factors, including:

     - the accuracy of the assumptions underlying our estimates for our capital needs in 2000 and beyond;

     - continued scientific progress in our research and development programs;

     - the magnitude and scope of our research and development programs;

     - our ability to maintain and establish strategic arrangements for research, development, clinical testing, manufacturing and marketing;

     - our progress with preclinical and clinical trials;

     - the time and costs involved in obtaining regulatory approvals;

     - the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

     - the potential for new technologies and products.

     We intend to acquire additional funding through strategic collaborations, public or private equity financings and capital lease transactions. Additional financing may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or development programs, each of which could have a material adverse effect on our business.

     OUR INABILITY TO IDENTIFY AN EFFECTIVE INHIBITOR FOR TELOMERASE MAY PREVENT US FROM DEVELOPING A VIABLE CANCER TREATMENT PRODUCT, WHICH WOULD ADVERSELY IMPACT OUR FUTURE BUSINESS PROSPECTS

     As a result of our drug discovery efforts to date, we have identified compounds in laboratory studies that demonstrate potential for inhibiting telomerase in humans. However, additional development efforts will be required before we select a lead compound for preclinical development and clinical trials as a telomerase inhibitor for cancer. We will have to conduct additional research before we can select a compound and we may never identify a compound that will enable us to fully develop a commercially viable treatment for cancer.

     If and when selected, a lead compound may prove to have undesirable and unintended side effects or other characteristics affecting its safety or effectiveness that may prevent or limit its commercial use. In terms of safety, our discoveries may result in cancer treatment solutions that cause unacceptable side effects for the human body. Our discoveries may also not be as effective as is necessary to market a commercially viable product for the treatment of cancer. As a result, telomerase inhibition may need to be used in conjunction with other cancer therapies. Accordingly, it may become extremely difficult for us to proceed with preclinical and clinical development, to obtain regulatory approval or to market a telomerase inhibitor for the treatment of cancer. If we abandon our research for cancer treatment for any of these reasons or for other reasons, our business prospects would be materially and adversely affected.

     IF OUR ACCESS TO NECESSARY TISSUE SAMPLES, INFORMATION OR LICENSED TECHNOLOGIES IS RESTRICTED, WE WILL NOT BE ABLE TO DEVELOP OUR BUSINESS

     To continue the research and development of our therapeutic and diagnostic products, we need access to normal and diseased human and other tissue samples, other biological materials and related clinical and other information. We compete with many other companies for these materials and information. We may not be able to obtain or maintain access to these materials and information on acceptable terms, if at all. In addition, government regulation in the United States and foreign countries could result in restricted access to, or prohibiting the use of, human and other tissue samples. If we lose access to sufficient numbers or sources of tissue samples, or if tighter restrictions are imposed on our use of the information generated from tissue samples, our business will be materially harmed.

     SOME OF OUR COMPETITORS MAY DEVELOP TECHNOLOGIES THAT ARE SUPERIOR TO OR MORE COST-EFFECTIVE THAN OURS, WHICH MAY IMPACT THE COMMERCIAL VIABILITY OF OUR TECHNOLOGIES AND WHICH MAY SIGNIFICANTLY DAMAGE OUR ABILITY TO SUSTAIN OPERATIONS

     The pharmaceutical and biotechnology industries are intensely competitive. We believe that other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms of cell aging and cell immortality, including the study of telomeres, telomerase, human pluripotent stem cells, and nuclear transfer. In addition, other products and therapies that could compete directly with the products that we are seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies and by academic and other research organizations.

     Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitors of ours. Many of the pharmaceutical companies developing and marketing these competing products have significantly greater financial resources and expertise than we do in:

     - research and development;

     - manufacturing;

     - preclinical and clinical testing;

     - obtaining regulatory approvals; and

     - marketing.

     Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs. There is also competition for access to libraries of compounds to use for screening. Should we fail to secure and maintain access to sufficiently broad libraries of compounds for screening potential targets, our business would be materially harmed.

     In addition to the above factors, we expect to face competition in the following areas:

     - product efficacy and safety;

     - the timing and scope of regulatory consents;

     - availability of resources;

     - reimbursement coverage;

     - price; and

     - patent position, including potentially dominant patent positions of others.

     As a result of the foregoing, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than us. Most significantly, competitive products may render the products that we develop obsolete.

     THE ETHICAL, LEGAL AND SOCIAL IMPLICATIONS OF OUR RESEARCH USING PLURIPOTENT STEM CELLS AND NUCLEAR TRANSFER COULD PREVENT US FROM DEVELOPING OR GAINING ACCEPTANCE FOR COMMERCIALLY VIABLE PRODUCTS IN THIS AREA

     Our programs in regenerative medicine may involve the use of human pluripotent stem cells that would be derived from human embryonic or fetal tissue. The use of human pluripotent stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human pluripotent stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed.

     Some groups have voiced opposition to our technology and practices. The concepts of cell regeneration, cell immortality, and genetic cloning have stimulated significant ethical debates in both the social and political arenas. We use human pluripotent stem cells derived through a process that uses either donated embryos that are no longer necessary following a successful in vitro fertilization procedure or donated fetal material as the starting material. Further, many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic and fetal tissue. These policies may have the effect of limiting the scope of research conducted using human pluripotent stem cells, resulting in reduced scientific progress. In addition, the United States government and its agencies currently do not fund research which involves the use of human embryonic tissue and may in the future regulate or otherwise restrict or prohibit the public or private use of human embryonic or fetal tissue. Our inability to conduct research using human pluripotent stem cells due to such factors as government regulation or otherwise could have a material adverse effect on us. Finally we acquired Roslin Bio-Med to gain the rights to nuclear transfer technology. The Roslin Institute produced Dolly the sheep in 1997 -- the first mammal cloned from an adult cell in history. Geron acquired exclusive rights to this technology for all areas except human cloning and certain other limited applications. Although we will not be pursuing human reproductive cloning, all of the techniques we continue to develop for use in agricultural cloning and our nuclear transfer work for organ regeneration are directly applicable to human cloning should some other group in the future decide to pursue this avenue. Negative associations with any or all of these practices could:

     - harm our ability to establish critical partnerships and collaborations;

     - prompt government regulation of our technologies;

     - cause delays in our research and development; and

     - cause a decrease in the price of our stock.

     Also, if regulatory bodies were to ban nuclear transfer processes, our research using nuclear transfer technology could be cancelled and our business could be significantly harmed.

     PUBLIC ATTITUDES TOWARDS GENE THERAPY MAY NEGATIVELY AFFECT REGULATORY APPROVAL OR PUBLIC PERCEPTION OF OUR PRODUCTS

     The commercial success of our product candidates will depend in part on public acceptance of the use of gene therapies for the prevention or treatment of human diseases. Public attitudes may be influenced by claims that gene therapy is unsafe, and gene therapy may not gain the acceptance of the public or the medical community. Adverse events in the field of gene therapy that have occurred or may occur in the future also may result in greater governmental regulation of our product candidates and potential regulatory delays relating to the testing or approval of our product candidates.

     Negative public reaction to gene therapy in the development of certain of our therapies could result in greater government regulation, stricter clinical trial oversight, commercial product labeling requirements of gene therapies and could cause a decrease in the demand for any products that we may develop. The subject of genetically modified organisms has received negative publicity in Europe, which has aroused public debate. The adverse publicity in Europe could lead to greater regulation and trade restrictions on imports of genetically altered products. If similar adverse public reaction occurs in the United States, genetic research and resultant products could be subject to greater domestic regulation and could cause a decrease in the demand for our potential products.

     EVEN IF WE REACH CLINICAL TRIALS WITH ONE OR MORE OF OUR PRODUCTS, THEY MAY NOT RESULT IN ANY COMMERCIALLY VIABLE PRODUCTS

     We do not expect to generate any significant revenues from product sales for a period of several years. We may never generate revenues from product sales or become profitable because of a variety of risks inherent in our business, including risks that:

     - clinical trials may not demonstrate the safety and efficacy of our products;

     - completion of clinical trials may be delayed, or costs of clinical trials may exceed anticipated amounts;

     - we may not be able to obtain regulatory approval of our products, or may experience delays in obtaining such approvals;

     - we may not be able to manufacture our drugs economically on a commercial scale;

     - we and our licensees may not be able to successfully market our products;

     - physicians may not prescribe our products, or patients may not accept such products;

     - others may have proprietary rights which prevent us from marketing our products; and

     - competitors may sell similar, superior or lower-cost products.

     IMPAIRMENT OF OUR INTELLECTUAL PROPERTY RIGHTS MAY LIMIT OUR ABILITY TO PURSUE THE DEVELOPMENT OF OUR INTENDED TECHNOLOGIES AND PRODUCTS

     Our success will depend on our ability to obtain and enforce patents for our discoveries; however, legal principles for biotechnology patents in the United States and in other countries are not firmly established and the extent to which we will be able to obtain patent coverage is uncertain.

     Protection of our proprietary compounds and technology is critically important to our business. Our success will depend in part on our ability to obtain and enforce our patents and maintain trade secrets, both in the United States and in other countries. The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions for which legal principles are not firmly established. We may not continue to develop products or processes that are patentable, and it is possible that patents will not issue from any of our pending applications, including allowed patent applications. Further, our current patents, or patents that issue on pending applications, may be challenged, invalidated or circumvented, and our current or future patent rights may not provide proprietary protection or competitive advantages to us. In the event that we are unsuccessful in obtaining and enforcing patents, our business would be negatively impacted.

     Patent applications in the United States are maintained in secrecy until patents issue. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years. Therefore, the persons or entities that we or our licensors name as inventors in our patents and patent applications may not have been the first to invent the inventions disclosed in the patent applications or patents, or file patent applications for these inventions. As a result, we may not be able to obtain patents from discoveries that we otherwise would consider patentable and that we consider to be extremely significant to our future success.

     Patent prosecution or litigation may also be necessary to obtain patents, enforce any patents issued or licensed to us or to determine the scope and validity of our proprietary rights or the proprietary rights of another. We may not be successful in any patent prosecution or litigation. Patent prosecution and litigation in general can be extremely expensive and time consuming, even if the outcome is favorable to us. An adverse outcome in a patent prosecution, litigation or any other proceeding in a court or patent office could subject our business to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using the disputed technology.

     WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND, AND WHICH MAY LIMIT OUR ABILITY TO USE DISPUTED TECHNOLOGIES AND PREVENT US FROM PURSUING RESEARCH AND DEVELOPMENT OR COMMERCIALIZATION OF POTENTIAL PRODUCTS

     Our commercial success depends significantly on our ability to operate without infringing patents and proprietary rights of others. Our technologies may infringe the patents or proprietary rights of others. In addition, we may become aware of discoveries and technology controlled by third parties that are advantageous to our research programs. In the event our technologies do infringe on the rights of others or we require the use of discoveries and technology controlled by third parties, we may be prevented from pursuing research, development or commercialization of potential products or may be required to obtain licenses to these patents or other proprietary rights or develop or obtain alternative technologies. We may not be able to obtain alternative technologies or any required license on commercially favorable terms, if at all. If we do not obtain the necessary licenses or alternative technologies, we may be delayed or prevented from pursuing the development of some potential products. Our breach of an existing license or failure to obtain alternative technologies or a license to any technology that we may require to develop or commercialize our products will significantly and negatively affect our business.

     Patent law relating to the scope and enforceability of claims in the technology fields in which we operate is still evolving, and the degree of future protection for any of our proprietary rights is highly uncertain. In this regard, patents may not issue from any of our patent applications or our existing patents may be found to be invalid by a court. In addition, our success may become dependent on our ability to obtain licenses for using the patented discoveries of others. We are aware of patent applications and patents that have been filed by others with respect to our technologies and we may have to obtain licenses to use these technologies. Moreover, other patent applications may be granted priority over patent applications that we or any of our licensors have filed. Furthermore, others may independently develop similar or alternative technologies, duplicate any of our technologies or design around the patented technologies we have developed. In the event that we are unable to acquire licenses to critical technologies that we cannot patent ourselves, we may be required to expend significant time and resources to develop alternative technology, and we may not be successful in this regard. If we cannot acquire or develop the necessary technology, we may be prevented from pursuing some of our business objectives. Moreover, one or more of our competitors could acquire or license the necessary technology. Any of these events could materially harm our business.

     We may be subject to claims or litigation as a result of entering into license agreements with third parties or infringing on the patents of others. For example, we signed a licensing and sponsored research agreement relating to our research relating to pluripotent stem cells with The Johns Hopkins University School of Medicine in August 1997. Prior to signing this agreement, we had been informed by a third party that we and Johns Hopkins University would violate the rights of that third party and another academic institution in doing so. After a review of the correspondence with the third party and Johns Hopkins University, as well as related documents, including an issued United States patent, we believe that both we and Johns Hopkins University have substantial defenses to any claims that might be asserted by the third party. We have agreed to provide indemnification to Johns Hopkins University relating to potential claims. However, any litigation resulting from this matter may divert significant resources, both financial and otherwise, from our research programs. We may be unsuccessful if the matter is litigated. If the outcome of litigation is unfavorable to us, our business could be materially and adversely affected.

     MUCH OF THE INFORMATION AND KNOW-HOW THAT IS CRITICAL TO OUR BUSINESS IS NOT PATENTABLE AND WE MAY NOT BE ABLE TO PREVENT OTHERS FROM OBTAINING THIS INFORMATION AND ESTABLISHING COMPETITIVE ENTERPRISES

     We rely extensively on trade secrets to protect our proprietary technology, especially in circumstances in which patent protection is not believed to be appropriate or obtainable. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

     SOME OF OUR PATENTS AND PATENT APPLICATIONS RELATING TO TELOMERASE MAY BE SUBJECT TO CHALLENGE AND PROSECUTION OF TWO OF OUR PATENT APPLICATIONS HAVE BEEN SUSPENDED BY THE UNITED STATES PATENT AND TRADEMARK OFFICE. THESE MATTERS COULD JEOPARDIZE OUR ABILITY TO COMMERCIALIZE TELOMERASE PRODUCTS

     Our patents and patent applications relating to telomerase are critically important to our development and commercialization of therapeutic and diagnostic products for applications in oncology and regenerative medicine. Patent applications covering cloned human telomerase and its uses are pending in several countries and patent prosecution is ongoing. Although we have been granted patents in the United Kingdom and Switzerland, we have received rejections in certain other countries and we may be unable to overcome those rejections or any others that we may encounter.

     The United States Patent and Trademark Office has advised us that the claims of two of our United States patent applications relating to cloned human telomerase are allowable, but that further prosecution of these applications has been suspended pending a determination of whether the initiation of an interference proceeding is appropriate to ascertain who made the claimed inventions first. We believe this event indicates, among other things, that the Patent and Trademark Office has established that at least one other entity has filed a United States patent application also claiming cloned human telomerase or its uses. As a result, one or more interferences could be declared, in which case the United States Patent and Trademark Office would undertake a multi-year process to decide who made the underlying invention or inventions first. If an interference is declared one result is that another entity could be awarded the patents.

     Based on the information presently available to us, we believe that we cloned human telomerase protein prior to any other entity. However, we do not yet have access to other entities' invention records or their patent application files, which are maintained in secrecy by the United States Patent and Trademark Office. We, therefore, do not have access to all pertinent information for this analysis. Moreover, as interferences are typically complex, highly contested legal proceedings subject to appeal, accurately predicting an outcome is not possible, particularly at this stage. An interference would divert significant resources, both financial and otherwise, from our research programs.

     If interferences or other challenges to our patents are not resolved promptly in our favor, our existing business relationships could be jeopardized and we could be delayed or prevented from entering into new collaborations or from commercializing telomerase products, which could materially harm our business.

     WE DEPEND ON OUR COLLABORATORS TO HELP US COMPLETE THE PROCESS OF DEVELOPING AND TESTING OUR PRODUCTS AND OUR ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS MAY BE IMPAIRED OR DELAYED IF OUR COLLABORATIVE PARTNERSHIPS ARE UNSUCCESSFUL

     Our strategy for the development, clinical testing and commercialization of our products requires entering into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to our research activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

     Our ability to successfully develop and commercialize telomerase inhibition products depends on our corporate alliances with Kyowa Hakko and Pharmacia, and our ability to successfully develop and commercialize telomerase diagnostic products depends on our corporate alliance with Roche Diagnostics. Under our collaborative agreements with these collaborators, we rely significantly on them, among other activities, to:

     - design and conduct advanced clinical trials in the event that we reach clinical trials;

     - fund research and development activities with us;

     - pay us fees upon the achievement of milestones; and

     - co-promote with us any commercial products that result from our collaborations.

     The development and commercialization of products from these collaborations will be delayed if Kyowa Hakko, Pharmacia or Roche Diagnostics fail to conduct these collaborative activities in a timely manner or at all. In addition, Kyowa Hakko, Pharmacia or Roche Diagnostics could terminate these agreements and we may not receive any development or milestone payments. If we do not receive research funds or achieve milestones set forth in the agreements, or if Kyowa Hakko, Pharmacia or Roche Diagnostics or any of our future collaborators breach or terminate collaborative agreements with us, our business may be materially harmed.

     OUR RELIANCE ON THE RESEARCH ACTIVITIES OF OUR NON-EMPLOYEE SCIENTIFIC ADVISORS AND OTHER RESEARCH INSTITUTIONS, WHOSE ACTIVITIES ARE NOT WHOLLY WITHIN OUR CONTROL, MAY LEAD TO DELAYS IN TECHNOLOGICAL DEVELOPMENTS

     We rely extensively and have relationships with scientific advisors at academic and other institutions, some of whom conduct research at our request. These scientific advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these advisors and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities. If our scientific advisors are unable or refuse to contribute to the development of any of our potential discoveries, our ability to generate significant advances in our technologies will be significantly harmed.

     In addition, we have formed research collaborations with many academic and other research institutions throughout the world, including the Roslin Institute. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

     UNEXPECTED COSTS AND OTHER DIFFICULTIES ARISING FROM OUR ACQUISITION OF ROSLIN BIO-MED LTD. AND SIMULTANEOUS RESEARCH COLLABORATION WITH THE ROSLIN INSTITUTE MAY DRAIN HUMAN AND FINANCIAL RESOURCES, OR OTHERWISE NEGATIVELY AFFECT OUR OPERATIONS

     In May 1999, we acquired Roslin Bio-Med, a private company located in Scotland which was established by the Roslin Institute to develop nuclear transfer technology. Our acquisition of Roslin Bio-Med and formation of a research collaboration with the Roslin Institute have expanded the scope of our business and operations. As a result, we may be presented with operational issues that we have not previously faced as a company, but which generally accompany acquisitions and research collaborations of this nature, including:

     - the potential disruption of ongoing business and distraction of management;

     - unanticipated expenses related to technology and research integration;
       and

     - the difficulty of implementing and maintaining uniform standards, controls, procedures and policies.

     We may not be able to overcome any of these obstacles, and our failure to do so could prevent us from achieving the perceived benefits of the acquisition and collaboration and negatively impact our research activities and results of operations.

     In addition, our agreement with the Roslin Institute obligated us to provide approximately $20 million in development funding. If we are unable to fulfill this significant obligation, the Roslin Institute could terminate the agreement and we would lose our rights to the technology.

     THE ACQUISITION OF ROSLIN BIO-MED HAS SUBJECTED US TO THE UNCERTAINTY INHERENT IN INTERNATIONAL OPERATIONS, AND WE HAVE LIMITED EXPERIENCE WITH INTERNATIONAL OPERATIONS

     To date, we have only limited experience in managing operations internationally. Our acquisition of Roslin Bio-Med represents our first experience in managing international operations. As a result of our international expansion, we are now subject to the uncertainties inherent in international operations, including:

     - unexpected changes in regulatory requirements;

     - compliance with international laws;

     - difficulties in staffing and managing international operations including those that arise as a result of distance, language and cultural differences;

     - currency exchange rate fluctuations;

     - political instability;

     - export restrictions; and

     - potentially adverse tax consequences.

     One or more of these factors could materially harm our future international operations, the success of our acquisition of Roslin Bio-Med and, consequently, our business, operating results, and financial condition. Similarly, our collaborations with international partners such as the Roslin Institute, Pharmacia, Kyowa Hakko and Roche Diagnostics could also subject us to the above described international uncertainties.

     THE LOSS OF KEY PERSONNEL COULD SLOW OUR ABILITY TO CONDUCT RESEARCH AND DEVELOP PRODUCTS

     Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our scientific staff. Competition for personnel is intense and we may be unable to retain our current personnel or attract or assimilate other highly qualified management and scientific personnel in the future. The loss of any or all of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives.

     We also rely on consultants and advisors, including the members of our Scientific Advisory Board, who assist us in formulating our research and development strategy. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain these individuals on acceptable terms. Failure to do so would materially harm our business.

     WE MAY NOT BE ABLE TO OBTAIN OR MAINTAIN SUFFICIENT INSURANCE ON COMMERCIALLY REASONABLE TERMS OR WITH ADEQUATE COVERAGE AGAINST POTENTIAL LIABILITIES IN ORDER TO PROTECT OURSELVES AGAINST PRODUCT LIABILITY CLAIMS

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We may become subject to product liability claims if the use of our products is alleged to have injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. We currently have no clinical trial liability insurance and we may not be able to obtain and maintain this type of insurance for any of our clinical trials. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which could have a material adverse effect on us.

     BECAUSE WE OR OUR COLLABORATORS MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS, WE CANNOT PREDICT WHETHER OR WHEN WE WILL BE PERMITTED TO COMMERCIALIZE OUR PRODUCTS

     Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities. The preclinical testing and clinical trials of the products that we develop ourselves or that our collaborators develop are subject to intense government regulation and may prevent us from creating commercially viable products from our discoveries. In addition, the sale by us or our collaborators of any commercially viable product will be subject to government regulation from several standpoints, including the processes of:

     - manufacturing;

     - advertising and promoting;

     - selling and marketing;

     - labeling; and

     - distributing.

     We may not obtain regulatory approval for the products we develop and our collaborators may not obtain regulatory approval for the products they develop. Regulatory approval may also entail limitations on the indicated uses of a proposed product. Because certain of our product candidates involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities, and, as a result, we may obtain regulatory approvals for such products more slowly than for products based upon more conventional technologies. If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted.

     The regulatory process, particularly for biopharmaceutical products like ours, is uncertain, can take many years and requires the expenditure of substantial resources. Any product that we or our collaborative partners develop must receive all relevant regulatory agency approvals or clearances, if any, before it may be marketed in the United States or other countries. Generally, biological drugs and non-biological drugs are regulated more rigorously than medical devices. In particular, human pharmaceutical therapeutic products, including a telomerase inhibitor, are subject to rigorous preclinical and clinical testing and other requirements by the Food and Drug Administration in the United States and similar health authorities in foreign countries. The regulatory process, which includes extensive preclinical testing and clinical trials of each product in order to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources.

     Data obtained from preclinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory agency approvals or clearances. In addition, delays or rejections may be encountered based upon changes in regulatory agency policy during the period of product development and/or the period of review of any application for regulatory agency approval or clearance for a product. Delays in obtaining regulatory agency approvals or clearances could:

     - significantly harm the marketing of any products that we or our collaborators develop;

     - impose costly procedures upon our activities or the activities of our collaborators;

     - diminish any competitive advantages that we or our collaborative partners may attain; or

     - adversely affect our ability to receive royalties and generate revenues and profits.

     Even if we commit the time and resources, both economic and otherwise, that are necessary, the required regulatory agency approvals or clearances may not be obtained for any products developed by or in collaboration with us. If regulatory agency approval or clearance for a new product is obtained, this approval or clearance may entail limitations on the indicated uses for which it may be marketed that could limit the potential commercial use of the product. Furthermore, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to:

     - recall or seizure of products;

     - injunction against manufacture, distribution, sales and marketing; and

     - criminal prosecution.

     The imposition of any of these penalties could significantly impair our business, financial condition and results of operations.

     TO BE SUCCESSFUL, OUR PRODUCTS MUST BE ACCEPTED BY THE HEALTH CARE COMMUNITY, WHICH CAN BE VERY SLOW TO ADOPT OR UNRECEPTIVE TO NEW TECHNOLOGIES AND PRODUCTS

     Our products and those developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since physicians, patients or the medical community in general may decide to not accept and utilize these products. The products that we are attempting to develop may represent substantial departures from established treatment methods and will compete with a number of traditional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

     - our establishment and demonstration to the medical community of the clinical efficacy and safety of our product candidates;

     - our ability to create products that are superior to alternatives currently on the market;

     - our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

     - reimbursement policies of government and third-party payors.

     If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

     THE REIMBURSEMENT STATUS OF NEWLY-APPROVED HEALTH CARE PRODUCTS IS UNCERTAIN AND FAILURE TO OBTAIN REIMBURSEMENT APPROVAL COULD SEVERELY LIMIT THE USE OF OUR PRODUCTS

     Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. If we fail to generate adequate third party reimbursement for the users of our potential products and treatments, then we may be unable to maintain price levels sufficient to realize an appropriate return on our investment in product development.

     In both domestic and foreign markets, sales of our products, if any, will depend in part on the availability of reimbursement from third-party payors, examples of which include:

     - government health administration authorities;

     - private health insurers;

     - health maintenance organizations; and

     - pharmacy benefit management companies.

     Both federal and state governments in the United States and foreign governments continue to propose and pass legislation designed to contain or reduce the cost of health care through various means. Legislation and regulations affecting the pricing of pharmaceuticals and other medical products may change or be adopted before any of our potential products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and any of our potential products and treatments may ultimately not be considered cost effective by these third parties. Any of these initiatives or developments could materially harm our business.

     OUR ACTIVITIES INVOLVE HAZARDOUS MATERIALS AND IMPROPER HANDLING OF THESE MATERIALS BY OUR EMPLOYEES OR AGENTS COULD EXPOSE US TO SIGNIFICANT LEGAL AND FINANCIAL PENALTIES

     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations.

     Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage of, or to adequately restrict the discharge of, or assist in the cleanup of, hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under certain statutes, and any liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. Additionally, an accident could damage our research and manufacturing facilities and operations.

     Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with and substantial fines or penalties if we violate any of these laws or regulations.

     OUR STOCK PRICE HAS HISTORICALLY BEEN VERY VOLATILE

     Stock prices and trading volumes for many biopharmaceutical companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations such as media coverage, legislation and regulatory measures and the activities of various protest groups or organizations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and your return on your investment.

     Historically, our stock price has been extremely volatile. Between January 1998 and March 31, 2000, our stock has traded as high as $75.88 per share and as low as $3.50 per share. The significant market price fluctuations of our common stock are due to a variety of factors, including:

     - depth of the market for the common stock;

     - the experimental nature of our prospective products;

     - fluctuations in our operating results;

     - market conditions relating to the biopharmaceutical and pharmaceutical industries;

     - any announcements of technological innovations, new commercial products or clinical progress or lack thereof by us, our collaborative partners or our competitors; or

     - announcements concerning regulatory developments, developments with respect to proprietary rights and our collaborations.

     In addition, the stock market is subject to other factors outside our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies, including many biotechnology companies, which then experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

     THE SALE OF A SUBSTANTIAL NUMBER OF SHARES, INCLUDING SHARES THAT WILL BECOME ELIGIBLE FOR SALE IN THE NEAR FUTURE, MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK

     Sales of substantial number of shares of our common stock in the public market could significantly and negatively affect the market price for our common stock. As of June 29, 2000, we had approximately 21,504,845 shares of common stock outstanding. Of these shares, approximately 10,284,534 shares were issued (including shares issuable upon conversion or exercise of convertible notes or warrants) since December 1998 pursuant to private placements. Of these shares, approximately 9,423,463 shares have been registered pursuant to shelf registration statements and therefore may be resold (if not sold prior to the date hereof) in the public market and approximately 861,071 of the remaining shares may be resold pursuant to Rule 144 into the public markets as early as March 9, 2002 upon the expiration of a lockup agreement with us.

     OUR UNDESIGNATED PREFERRED STOCK MAY INHIBIT POTENTIAL ACQUISITION BIDS; THIS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK AND THE VOTING RIGHTS OF THE HOLDERS OF COMMON STOCK

     Our certificate of incorporation provides our Board of Directors with the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of these shares without further vote or action by the stockholders. As of the date of this prospectus, the Board of Directors still has authority to designate and issue up to 3,000,000 shares of preferred stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock may be adversely affected. The issuance of preferred stock may also result in the loss of voting control by others.

     PROVISIONS IN OUR CHARTER AND BYLAWS, AND PROVISIONS OF DELAWARE LAW, MAY INHIBIT POTENTIAL ACQUISITION BIDS FOR US, WHICH MAY PREVENT HOLDERS OF OUR COMMON STOCK FROM BENEFITING FROM WHAT THEY BELIEVE MAY BE THE POSITIVE ASPECTS OF ACQUISITIONS AND TAKEOVERS

     In addition to the undesignated preferred stock, provisions of our charter documents and bylaws may make it substantially more difficult for a third party to acquire control of us and may prevent changes in our management, including provisions that:

     - prevent stockholders from taking actions by written consent;

     - divide the Board of Directors into separate classes with terms of office that are structured to prevent all of the directors from being elected in any one year; and

     - set forth procedures for nominating directors and submitting proposals for consideration at stockholders' meetings.

     Provisions of Delaware law may also inhibit potential acquisition bids for us or prevent us from engaging in business combinations.

Either collectively or individually, these provisions may prevent holders of our common stock from benefiting from what they may believe are the positive aspects of acquisitions and takeovers, including the potential realization of a higher rate of return on their investment from these types of transactions.

                YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                      BECAUSE THEY ARE INHERENTLY UNCERTAIN

     This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. These statements appear throughout the prospectus and are statements regarding our intent, belief, or current expectations, primarily with respect to our operations and related industry developments. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

                       WHERE CAN YOU FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "Commission." Some information in the registration statement has been omitted from this prospectus in accordance with the Commission rules. We file annual, quarterly and special reports, proxy statements and other information with the Commission. You can read and copy the registration statement as well as reports, proxy statements and other information we have filed with the Commission at the public reference room maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. You can call the Commission at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission's World Wide Web site at http://www.sec.gov. Our common stock is quoted on The Nasdaq National Market under the symbol "GERN". Reports, proxy and information statements and other information concerning our company may be inspected at The Nasdaq Stock Market, Inc., National Market System at, 1735 K Street, NW, Washington, D.C. 20006.

     The Commission allows us to "incorporate by reference" the information we have previously filed with them, which means we can disclose important information by referring you to those documents. All information that we have incorporated by reference is available to you in accordance with the above paragraph. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the selling stockholder has sold all the shares.

     The following documents filed with the Commission are incorporated by reference in this prospectus:

     Our Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 0-20859);

     Our Proxy Statement for our Annual Meeting of Stockholders held on May 26, 2000, filed with the Commission on April 26, 2000 (File No. 0-20859);

     Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (File No. 0-20859);

     Our Current Report on Form 8-K, filed with the Commission on March 15, 2000 (File No. 0-20859);

     Our Current Report on Form 8-K, filed with the Commission on July 6, 2000 (File No. 0-20859); and

     The description of our common stock set forth in our registration statement on Form 8-A, filed with the Commission on June 13, 1996 (File No. 0-20859).

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to David L. Greenwood, Chief Financial Officer, Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025, telephone: (650) 473-7700.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of these shares of common stock; however, if the selling stockholder pays the exercise price of the warrants in cash, we could receive up to $31,247,911 upon such exercise.

                               SELLING STOCKHOLDER

     The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of June 29, 2000, the number of shares which may be offered pursuant to this prospectus and the number of shares to be owned by the selling stockholder after this offering. This information is based upon information provided by the selling stockholder. Because the selling stockholder may offer all, some or none of its common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after the offering can be provided.

     To our knowledge, the stockholder named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned. Percent of beneficial ownership is calculated assuming the sale of all shares offered and 21,504,845 shares of common stock outstanding as of June 29, 2000.

     The number of shares set forth in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder. The selling stockholder will acquire such shares upon conversion of outstanding Series D zero coupon debentures and exercise of outstanding Series D warrants. The actual number of shares of common stock potentially issuable upon conversion of debentures and exercise of warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which are not known at this time. The actual number of shares of common stock offered hereby, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the warrants by reason of any stock split, stock dividend or similar transaction, in accordance with Rule 416 under the Securities Act.

     This prospectus covers the sale of all 1,669,561 shares that we expect to be issuable to the selling stockholder based on the current conversion and exercise prices. We have registered, under a registration statement on Form S-3 of which this prospectus is a part, 417,390 more shares than are covered by this prospectus for sale by the selling stockholder in the event the actual number of shares issuable upon conversion of the debentures or exercise of warrants increases as a result of adjustments in the conversion or exercise prices. These additional shares may be sold by the selling stockholder only after we reflect the change in the number of shares offered in a supplement to this prospectus. This table assumes no price adjustment to the conversion price of the debentures or exercise price of the warrants. The selling stockholder may sell all, some or none of the shares that it may acquire upon its exercise of warrants or conversion of debentures.

     The terms of the Series C and D debentures and the Series D warrants provide that the debentures are convertible and the warrants are exercisable by a holder only to the extent that the number of shares of common stock issuable upon such conversion or exercise, together with the number of shares of common stock beneficially owned by that holder and its affiliates, determined in accordance with Section 13(d) of the Exchange Act, would not exceed 9.9% of our then-outstanding common stock. Accordingly, the number of shares of common stock set forth in the table as beneficially owned by the selling stockholder exceeds the number of shares of common stock that it could own beneficially at any given time as a result of its ownership of the debentures and warrants. In that regard, beneficial ownership of the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

     The number of shares beneficially owned prior to this offering includes 618,877 shares issuable upon conversion of Series C debentures, which have been registered for sale by the selling stockholder under another prospectus, and 1,669,561 shares currently issuable upon conversion of Series D zero coupon debentures and exercise of the Series D warrants.


                                                                                  SHARES OWNED AFTER OFFERING
                                    SHARES BENEFICIALLY OWNED    SHARES BEING     ---------------------------
       SELLING STOCKHOLDER              PRIOR TO OFFERING           OFFERED        NUMBER         PERCENTAGE
--------------------------------    -------------------------    ------------     --------        ----------
RGC International Investors, LDC            2,288,438              1,669,561       618,877           2.9%

                              PLAN OF DISTRIBUTION

     The shares being offered by the selling stockholder or its respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions(which may involve block transactions):

          o on the Nasdaq National Market or on such other market on which the common stock may from time to time be trading;

          o    in privately-negotiated transactions;

          o    through the writing of options on the shares;

          o    short sales; or

          o    any combination thereof.

     The sale price to the public may be:

          o    the market price prevailing at the time of sale;

          o    a price related to such prevailing market price;

          o    at negotiated prices; or

          o such other price as the selling stockholder determines from time to time.

     The shares may also be sold pursuant to Rule 144. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

     The selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

     The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

     The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholder and certain transferees against certain liabilities, including liabilities under the Securities Act in connection with the sale of the common stock by the selling stockholder or to contribute to payments the selling stockholder or such transferees may be required to make in respect of such liabilities. We have agreed to pay all reasonable fees and expenses incident to the filing of this registration statement, estimated to be approximately $25,000. We also agreed to reimburse Rose Glen Capital Management, L.P., investment manager to RGC International Investors, LDC, for expenses incurred by the selling stockholder in its purchase of the debentures and warrants, up to a maximum of $25,000.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Latham & Watkins, Menlo Park, California.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance upon Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholder of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. The extent of these expenses is set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

         SEC registration fee                   $16,700
         Legal fees and expenses                 17,000
         Accounting fees and expenses             5,500
         Miscellaneous expenses                   2,000
                                                -------
                           Total                $41,200
                                                =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify these persons for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The registrant's certificate of incorporation and bylaws provide for indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant has also entered into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by law. In addition, the registrant carries director and officer liability insurance.

     In connection with this offering, the selling stockholder has agreed to indemnify the registrant, its directors and officers and each person who controls the registrant, against any and all liability arising from inaccurate information provided to the registrant by the selling stockholder and contained herein.

ITEM 16. EXHIBITS.

     EXHIBITS.

     4.1 Securities Purchase Agreement dated as of June 29, 2000, by and between Registrant and the Purchaser (incorporated herein by reference to the Registrant's Current Report on Form 8-K dated July 6, 2000)

     4.2 Registration Rights Agreement dated as of June 29, 2000, by and between Registrant and the Purchaser (incorporated herein by reference to the Registrant's Current Report on Form 8-K dated July 6, 2000)

     4.3 Series D Zero Coupon Convertible Debenture (incorporated herein by reference to the Registrant's Current Report on Form 8-K, dated July 6, 2000)

     4.4 Warrant to purchase 834,836 shares of common stock issued by Registrant to the Purchaser, dated as of June 29, 2000 (incorporated herein by reference to the Registrant's Current Report on Form 8-K, dated July 6, 2000)

     5.1       Opinion of Latham & Watkins

    23.1       Consent of Ernst & Young LLP, Independent Auditors

    23.2       Consent of Latham & Watkins (included in Exhibit 5.1)

    24.1       Power of Attorney included on signature page

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Geron Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California, on July 6, 2000.

                                              GERON CORPORATION


                                              By:  /s/ David L. Greenwood
                                                   -----------------------------
                                                       David L. Greenwood
                                                       Senior Vice President and
                                                       Chief Financial Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas B. Okarma and David L. Greenwood, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                     Title                    Date
              ---------                     -----                    ----
/s/ Thomas B. Okarma             President, Chief Executive      July 6, 2000
----------------------------     Officer and Director
    Thomas B. Okarma

/s/ David L. Greenwood           Senior Vice President and       July 6, 2000
----------------------------     Chief Financial Officer
    David L. Greenwood           (Principal Financial and
                                 Accounting Officer)

/s/ Alexander E. Barkas          Director                        July 6, 2000
----------------------------
    Alexander E. Barkas

/s/ Ronald W. Eastman            Director                        July 6, 2000
----------------------------
    Ronald W. Eastman

                                 Director
----------------------------
    Edward V. Fritzky

/s/ Thomas D. Kiley              Director                        July 6, 2000
----------------------------
    Thomas D. Kiley

                                 Director
----------------------------
    Gary L. Neil

/s/ Robert B. Stein              Director                        July 6, 2000
----------------------------
    Robert B. Stein

/s/ John P. Walker               Director                        July 6, 2000
----------------------------
    John P. Walker

                                INDEX TO EXHIBITS

Exhibit Number             Description
--------------             -----------

      4.1 Securities Purchase Agreement dated as of June 29, 2000, by and between Registrant and the Purchaser (incorporated herein by reference to the Registrant's Current Report on Form 8-K dated July 6, 2000)

      4.2 Registration Rights Agreement dated as of June 29, 2000, by and between Registrant and the Purchaser (incorporated herein by reference to the Registrant's Current Report on Form 8-K dated July 6, 2000)

      4.3 Series D Zero Coupon Convertible Debenture (incorporated herein by reference to the Registrant's Current Report on Form 8-K dated July 6, 2000)

      4.4 Warrant to purchase 834,836 shares of common stock issued by Registrant to the Purchaser, dated as of June 29, 2000 (incorporated herein by reference to the Registrant's Current Report on Form 8-K dated July 6, 2000)

      5.1         Opinion of Latham & Watkins

     23.1         Consent of Ernst & Young LLP, Independent Auditors

     23.2         Consent of Latham & Watkins (included in Exhibit 5.1)

     24.1         Power of Attorney included on signature page